Exhibit 99.1

NITROMED, INC. 125 SPRING STREET LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for Second Quarter 2006

 - Conference Call and Webcast Today at 9:00 AM ET-

LEXINGTON, Mass - August 3, 2006—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the three- and six-month periods ended June 30, 2006.

Total revenue for the three-month period ended June 30, 2006 was $2.9 million compared to $0.4 million for the same period in 2005, an increase of $2.5 million.  Total revenue for the six-month period ended June 30, 2006 was $5.2 million compared to $0.8 million for the same period in 2005, an increase of $4.4 million.  Product sales of BiDil® (isosorbide dinitrate/hydralazine hydrochloride) accounted for all of the Company’s revenue during the first half of 2006.  License fees accounted for all of the Company’s revenue during the first half of 2005.  BiDil was commercially launched in July 2005.

Total operating expenses for the three-month period ended June 30, 2006, excluding cost of product sales of $621,000, were $21.1 million, compared to $23.8 million for the same period in 2005, a decrease of $2.7 million or 11.3%.  For the six-month period ended June 30, 2006, total operating expenses, excluding cost of product sales of $1.5 million, were $48.9 million, compared to $44.5 million for the same period in 2005, an increase of $4.4 million or 9.9%.  The decrease in operating expenses for the three-month period ended June 30, 2006 versus the comparable period in 2005 was due to a $3.6 million decrease in research and development (R&D) expense, partially offset by an increase in sales, general and administrative (SG&A) expense of $949,000.  The increase in operating expenses for the six-month period ended June 30, 2006 versus the comparable period in 2005 was due to an increase in SG&A expense of $7.5 million and a $2.0 million restructuring charge related to the discontinuation of discovery research, partially offset by a $5.2 million decrease in R&D expense.

SG&A expenses for the three months ended June 30, 2006 were $16.4 million, compared to $15.5 million for the same period in 2005, an increase of $949,000 or 6.1%.  SG&A expenses for the six-month period ended June 30, 2006 were $36.1 million, compared to $28.5 million for the comparable period in 2005, and increase of $7.6 million or 26.7%.  R&D expenses for the three months ended June 30, 2006 were $4.7 million, compared to $8.3 million for the same period in 2005, a decrease of $3.6 million or 43.4%.  For the six-month period ended June 30, 2006, R&D expenses were $10.8 million, compared to $16.0 million for the comparable period in 2005, a decrease of $5.2 million or 32.5%.  The respective increase in SG&A expenses and the decrease in R&D expenses in the reported periods are primarily due to the launch of BiDil in July 2005 and the restructuring of the Company’s discovery research group in March 2006.

The Company’s net loss attributable to common shareholders for the quarter ended June 30, 2006 was $18.3 million or $0.50 per basic and diluted common share, compared to a net loss of $22.6 million or $0.75 per basic and diluted share for the same quarter in 2005.  Net loss for the six months ended

June 30, 2006 was $44.2 million or $1.24 per basic and diluted share, compared to a net loss of $42.2 million or $1.40 per basic and diluted share for the comparable period in 2005.

At June 30, 2006, the Company had cash, cash equivalents and marketable securities of $71.7 million, including net proceeds of $58.5 million from a registered direct offering that closed on January 26, 2006.

Kenneth M. Bate, Chief Operating Officer and Chief Financial Officer for NitroMed said, “With respect to guidance, we expect to end the year toward the lower end of our previous guidance of $95 - $110 million in operating expenses. This includes SFAS 123R related expenses as well as restructuring charges but excludes cost of product sales.  We are optimistic about our second quarter achievements in the priority areas of reimbursement and sales force productivity.  However, because of the difficulty at this time of quantifying the impact of those achievements on BiDil prescription growth, as well as the variability in prescription numbers to date, we are withdrawing our previous net sales guidance of $20 million for 2006, at least until we are able to base such a projection on more consistent trends.”

NitroMed events and key accomplishments during the second quarter of 2006 include:

1. Strong improvement in patient access to BiDil.

•                  The Company entered into final agreements to transition BiDil to preferred formulary status for commercial participants with the two largest Pharmacy Benefit Managers (PBMs) in the nation.

•                  By July 1, based on the Company’s best estimates using external and internal data sources, 40% to 50% of insured African Americans over age 45 had access to BiDil at a co-pay of $25 or less.

2.               Prescription growth of approximately 20% over the previous quarter.

3.               The complete internalization of the BiDil sales force, previously retained on a contract basis, into NitroMed.

“Upon setting our access and sales force objectives at the start of the quarter, the organization acted urgently to record strong gains in preferred access to BiDil and to boost sales force productivity,” commented Argeris N. Karabelas, Ph.D., Chairman and interim Chief Executive Officer for NitroMed.

“On the reimbursement front, our team has significantly increased BiDil’s preferred Tier 2 coverage by commercial insurance plans.  And externally, we are encouraged by the heightened attention to Medicare Part D implementation by the Centers for Medicaid and Medicare Services (CMS), in collaboration with patient advocacy and medical groups, specifically as related to African Americans with heart failure,” Dr. Karabelas said.  “We have now fully internalized our BiDil reps into NitroMed.  Clear expectations are set, and direct lines of communication are established.  The process culminated late in June with the launch of the NitroMed sales force at our National Sales Meeting.  We believe our BiDil sales force is now well prepared to support BiDil in their territories.  While we expect that our second quarter achievements will contribute to improved prescription growth moving forward in 2006, there remain considerable opportunities and challenges ahead and we are not relaxing our efforts to realize both near and long-term gains for BiDil and the Company,” concluded Dr. Karabelas.

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to provide a corporate update and discuss second quarter 2006 financial results.  Details follow.

Event Date:           Thursday, August 3, 2006

Event Time:           9:00 a.m. ET

Dial-in Access Numbers:

Domestic:              866-713-8307

International:        617-597-5307

Participant passcode:          56015494

Webcast Access at www.nitromed.com. Participants may register in advance.

An audio replay of this event, available by two hours after the call, can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international).  The replay passcode ID for all callers is 59548775.  An audio webcast of this event will be archived on NitroMed’s website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and/or beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed through a nationwide, dedicated sales force.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s guidance regarding operating expenses and revenue for fiscal year 2006 and its statements regarding the Company’s expectation that its reimbursement access and sales force objectives will contribute to improved prescription growth for BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to obtain preferential reimbursement treatment for BiDil, if at all, and the impact of obtaining such preferential reimbursement treatment on BiDil sales, if any; the Company’s ability to successfully market and sell BiDil; the effectiveness of the Company’s marketing and sales strategy and efforts; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to commercialize BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated operating expenses for the remainder of the fiscal year 2006 and other factors discussed in the section titled “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Sondra Newman, Investor Relations
P: 781.266.4197
C: 781.640.3088

Jane Kramer, Media
P: 781.266.4220
C: 781.640.8499

Source: NitroMed, Inc.

Financial Tables Follow

NITROMED, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of June 30, 2006 and December 31, 2005
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Cash and marketable securities	$71,698	$61,541
Accounts receivable, net	466	4,078
Inventories	3,250	3,247
Other assets	4,979	7,655

Total assets	$80,393	$76,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,364	$29,351
Deferred revenue	109	3,451
Long-term debt	7,277	10,653
Stockholders’ equity	52,643	33,066

Total liabilities and stockholders’ equity	$80,393	$76,521

CONDENSED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$2,855	$—	$5,171	$—
Research and development	—	398	—	796

Total revenues	2,855	398	5,171	796

Cost and operating expenses:
Cost of product sales	621	—	1,517	—
Research and development	4,663	8,302	10,815	15,998
Sales, general and administrative	16,433	15,484	36,065	28,547
Restructuring charge	—	—	2,038	—

Total cost and operating expenses	21,717	23,786	50,435	44,545

Loss from operations	(18,862)	(23,388)	(45,264)	(43,749)

Non-operating income, net	582	764	1,060	1,536

Net loss	$(18,280)	$(22,624)	$(44,204)	$(42,213)

Basic and diluted net loss per common share	$(0.50)	$(0.75)	$(1.24)	$(1.40)

Shares used in computing basic and diluted net loss	36,724	30,275	35,667	30,255